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                                                               Exhibit 5

             [Letterhead of Selective Insurance Group, Inc.]




March 2, 1999

Selective Insurance Group, Inc.
40 Wantage Avenue
Branchville, New Jersey 07890


Re: Registration Statement on Form S-3
--------------------------------------

Ladies and Gentleman:



Reference is made to the Registration Statement on Form S-3 of Selective Insurance Group, Inc., a New Jersey Corporation (the "Company"), to which this opinion is attached as an exhibit (the "Registration Statement"). The Registration Statement relates to the offering and sale by certain selling shareholders of up to an aggregate of 344,923 shares of common stock, $2.00 par value per share (the "Shares"), of the Company which are currently outstanding.



In this connection, I, or members of my staff have examined the Registration Statement, including the exhibits thereto, the originals or copies, certified or otherwise identified to my satisfaction, of the Restated Certificate of Incorporation and the By-Laws of the Company as amended to date, and such other documents and corporate records relating to the Company as I have deemed appropriate for the purpose of rendering the opinion expressed herein. The opinion expressed herein is based exclusively on the applicable provisions of the New Jersey Business Corporation Act.

On the basis of the foregoing, I am of the opinion that the Shares have been legally issued and are fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption Legal Opinion in the prospectus which is part of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Thornton R. Land

Thornton R. Land
Executive Vice President,
Administration and
General Counsel